ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ENVIRONMENTAL SERVICE PROFESSIONALS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

1. Capital Stock. This corporation is authorized to issue two classes of shares. One class shall be designated as common stock, par value $0.001, and the total number of common shares which this corporation is authorized to issue is 295,000,000. The other class of shares shall be designated as preferred stock, par value $0.001, and the total number of preferred shares which this corporation is authorized to issue is 5,000,000. Both the common stock and preferred stock may be subdivided and issued in series pursuant to resolutions of the board of directors containing such designations, limitations, rights, and preferences which the board of directors, in its sole discretion, may determine to be appropriate. After the subscription price for any stock has been paid to the corporation, no shareholder and no capital stock shall be subject to assessment to pay the debts of the corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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